Exhibit 99.1

Press Release

Release Date: January 26, 2015	Contact:	Thomas A. Vento -
At 4:30 p.m. EST		President
Joseph R. Corrato -
Executive Vice
President
(215) 755-1500

PRUDENTIAL BANCORP, INC. ANNOUNCES FIRST QUARTER FISCAL 2015 RESULTS

Philadelphia, Pennsylvania (January 26, 2015) –Prudential Bancorp, Inc. (the "Company") (Nasdaq:PBIP), the holding company for Prudential Savings Bank (the "Bank"), today reported net income of $471,000, or $0.05 per diluted share, for the quarter ended December 31, 2014 as compared to $338,000 or $0.04 per diluted share, for the comparable period in 2013.  The $133,000 increase in net income for the three month period ended
December 31, 2014 as compared to the same period in 2013 was primarily due to the $175,000 increase in net interest income combined with a $189,000 increase in non-interest income, partially offset by the $75,000 provision for loan losses recorded and a $123,000 increase in operating expenses.

Tom Vento, Chairman, President and Chief Executive Officer, stated "We are pleased to be reporting our 15th consecutive quarter of profitable operations which has provided us with the ability to pay our third consecutive quarterly dividend since completing the second-step conversion in October 2013. I am also pleased to report that as of December 31, 2014, the Company has repurchased 177,900 shares of the 950,000 shares of common stock at an average cost of $12.18 per share in the previously announced repurchase program implemented as part of the Company's capital management strategy.  Subsequent to December 31, 2014, we have repurchased an additional 62,410 shares through January 23, 2015. In addition, during December the Company expanded its operations to include Bucks County Pennsylvania with the opening of its newest branch office in Chalfont, Pennsylvania."

At December 31, 2014, we had total assets of $527.1 million, as compared to $525.5 million at September 30, 2014, an increase of 0.3%. Although total assets remained stable, the Company deployed available cash to purchase investment securities and fund the origination of new loans in order to improve the yield on earning assets. Cash and cash equivalents decreased $12.2 million to $33.2 million at December 31, 2014, compared to $45.4 million at September 30, 2014.  Loans receivable increased to $332.2 million at December 31, 2014 from $321.1 million at September 30, 2014.  The majority of the loan growth consisted of commercial real estate loans and single-family residential construction loans secured by properties located within our immediate market area. Investment securities available-for-sale increased by $3.7 million to $61.5 million during the first quarter of fiscal 2015, primarily due to the purchase of two GNMA-guaranteed mortgage-backed securities aggregating $4.4 million.

Total liabilities increased slightly to $399.0 million at December 31, 2014 from $396.1 million at September 30, 2014. Accounts payable and accrued expenses increased $2.9 million resulting from deposits placed in a temporary account pending a determination of whether they are required to be escheated to the Commonwealth of Pennsylvania. During 2014, Pennsylvania adopted legislation reducing the dormant activity timeframe for deposit accounts to three years from the historical five years.  Management believes once the verification process is completed, that a majority of these accounts will be determined to be active and will transferred back to their respective deposit accounts.

Total stockholders' equity decreased by $1.3 million to $128.1 million at December 31, 2014 from $129.4 million at September 30, 2014. The decrease was primarily due to the $2.2 million expended in connection with the Company's announced stock repurchase program and the payment of approximately $240,000 in cash dividends.  This decrease was partially offset by $471,000 in net income combined with a $485,000 after tax increase in the value of the available-for-sale securities portfolio.

For the three months ended December 31, 2014, net interest income increased to $3.3 million as compared to $3.2 million for the same period in fiscal 2014. The increase reflected a $171,000 or 4.2% increase in interest income combined with a $4,000 or 0.4% decrease in interest paid on deposits and borrowings. The increase in net interest income resulted from a $12.2 million increase in the average balance of loans and a $14.2 million increase in the average balance of mortgage-backed securities primarily due to the reinvestment of cash and cash equivalents into loans and investment securities. Net interest income was slightly enhanced by the reduction in the average balance of deposits between the two periods.  The weighted average yield for interest-earning assets improved by 22 basis points during the quarter ended December 31, 2014 as compared to the same period in 2013. The cost of interest-bearing liabilities remained relatively stable over the same period.  The weighted average yield on loans remained essentially the same for both three month periods ended December 31, 2014 and 2013 at 3.96%.  The yield on mortgage-backed securities decreased 20 basis points to 2.99% for the three month period ended December 31, 2014, compared to 3.19% for the same period in 2013.  The slight decrease in interest expense resulted primarily from a decrease of $6.9 million in the average balance of interest-bearing liabilities, primarily savings accounts.

For the three months ended December 31, 2014, the net interest margin was 2.62% compared to 2.42% for the same period in fiscal 2013. The increase was primarily due to the Company earning a higher yield on earning assets from the reinvestment of cash and cash equivalents into loans and investment securities.

The Company established a provision for loan losses of $75,000 during the three months ended December 31, 2014, while the Company did not record a provision for the three months ended December 31, 2013.  The provision for loan losses was deemed necessary for the 2014 period due to the growth in the loan portfolio combined with the level of classified assets.  The Company believes that the provision at December 31, 2014 is sufficient to cover all inherent and known losses associated with the loan portfolio at such date.  At December 31, 2014, the Company's non-performing assets totaled $6.1 million or 1.2% of total assets as compared to $6.2 million or 1.2% of total assets at September 30, 2014.  Non-performing assets at December 31, 2014 included $5.7 million in non-performing loans consisting of $3.4 million of one-to four-family residential loans, $1.4 million of single-family residential investment property loans and $873,000 of commercial real estate loans.  Non-performing assets also included a one-to four-family residential real estate owned property with a carrying value of $344,000.

At December 31, 2014, the Bank had eight loans aggregating $3.9 million that were classified as trouble debt restructurings. Two of such loans aggregating $2.3 million were classified as non-performing as a result of not achieving a sufficiently long payment history, under the new terms, to justify returning the loans to performing (accrual) status.  All eight loans have performed in accordance with the terms of their revised agreements. As of December 31, 2014, the Bank had reviewed $22.2 million of loans for possible impairment of which $19.0 million was deemed classified as substandard compared to $22.0 million reviewed for possible impairment and classified substandard during the quarter ended September 30, 2014.  The Bank's largest lending relationship, which consists of nine loans aggregating $9.1 million (not including the remaining $5.25 million of funds available for disbursement from the two constructions loans described below), is classified as substandard and currently is in a workout status. As part of the workout strategy, the Bank approved two construction loans during November 2014 aggregating $5.4 million, of which $155,000 had been disbursed as of December 31, 2014, for the completion of a 169-unit mixed townhome and condominium single-family residential community.  All of the loans in this relationship were current as of December 31, 2014.

The allowance for loan losses totaled $2.5 million, or 0.8% of total loans and 43.7% of total non-performing loans at December 31, 2014 as compared to $2.4 million, or 0.8% of total loans and 41.2% of total non-performing loans at September 30, 2014.

With respect to the quarter ended December 31, 2014, non-interest income amounted to $350,000 as compared to $161,000 for the same quarter in fiscal 2014. The primary reason for the increase in non-interest income reflected the Bank's sale of its first SBA loan for which it recorded a net gain of approximately $138,000.  Also contributing to non-interest income was a $41,000 increase in earnings from bank-owned life insurance.

For the three months ended December 31, 2014, non-interest expense increased $123,000 to $3.0 million as compared to the same quarter in fiscal 2014. The primary reason for the increase in non-interest expense were increases in salary and employee benefit expense, as well as office occupancy and professional services expense, partially offset by a decline in FDIC deposit insurance and advertising expenses.

We recorded income tax expense for the three months ended December 31, 2014 of $217,000, compared to income tax expense of $184,000 for the three months ended December 31, 2013.  The Company recorded an effective tax rate of 31.5% for the three month period ended December 31, 2014, compared to an effective tax rate of 35.2% for the same period in 2013 which reflected a lower level of tax-exempt income.

Prudential Bancorp, Inc. is the holding company for Prudential Savings Bank. Prudential Savings Bank is a Pennsylvania-chartered, FDIC-insured savings bank that was originally organized in 1886. The Bank conducts business from its headquarters and main office in Philadelphia, Pennsylvania as well as seven additional full-service branch offices, five of which are in Philadelphia, one is in Drexel Hill, Delaware County, Pennsylvania and the remaining branch is located in Chalfont, Bucks County, Pennsylvania.

This news release contains certain forward-looking statements, including statements about the financial condition, results of operations and earnings outlook for Prudential Bancorp, Inc.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as "believe," "expect," "anticipate," "estimate" and "intend" or future or conditional verbs such as "will," "would," "should," "could" or "may." Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors, many of which are beyond the Company's control, could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. Some of these factors include general economic conditions, changes in interest rates, deposit flows, the cost of funds, changes in credit quality and interest rate risks associated with the Company's business and operations. Other factors include changes in our loan portfolio, changes in competition, fiscal and monetary policies and legislation and regulatory changes. Investors are encouraged to review the Company's periodic reports filed with the Securities and Exchange Commission for financial and business information regarding the Company at www.prudentialsavingsbank.com under the Investor Relations menu. We undertake no obligation to update any forward-looking statements.

	SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
	(Unaudited)
	At December 31,	At September 30,
	2014	2014
	(Dollars in Thousands)
Selected Consolidated Financial and Other Data (Unaudited):
Total assets	$527,082	$525,483
Cash and cash equivalents	33,197	45,382
Investment and mortgage-backed securities:
Held-to-maturity	80,207	80,840
Available-for-sale	61,459	57,817
Loans receivable, net	332,233	321,063
Deposits	391,442	391,025
FHLB advances	340	340
Non-performing loans	5,721	5,880
Non-performing assets	6,065	6,240
Stockholders' equity	128,131	129,425
Full-service offices	8	7

	Three Months Ended December 31,
	2014	2013
	(Dollars in Thousands Except Per Share Amounts)
Selected Operating Data:
Total interest income	$4,240	$4,069
Total interest expense	901	905
Net interest income	3,339	3,164
Provision for loan losses	75	-
Net interest income after provision for loan losses	3,264	3,164
Total non-interest income	350	161
Total non-interest expense	2,926	2,803
Income before income taxes	688	522
Income tax expense	217	184
Net income	$471	$338
Basic earnings per share	$0.05	$0.04
Diluted earnings per share	$0.05	$0.04
Dividends paid per common share	$0.03	$0.00
Book value per share	$13.66	$13.56

Selected Operating Ratios(1):
Average yield on interest- earning assets	3.33%	3.11%
Average rate paid on interest-bearing liabilities	0.92%	0.91%
Average interest rate spread(2)	2.41%	2.20%
Net interest margin(2)	2.62%	2.42%
Average interest-earning assets to average interest-bearing liabilities	130.00%	131.33%
Net interest income after provision for loan losses to non-interest expense	111.55%	112.88%
Total non-interest expense to total average assets	2.24%	2.10%
Efficiency ratio(3)	79.32%	84.30%
Return on average assets	0.36%	0.25%
Return on average equity	1.47%	1.09%
Average equity to average total assets	24.53%	23.28%

	At or for the Three Months Ended December 31,
	2014	2013
Asset Quality Ratios(4)
Non-performing loans as a percentage of loans receivable, net(5)	1.72%	1.99%
Non-performing assets as a percentage of total assets(5)	1.15%	1.30%
Allowance for loan losses as a percentage of total loans	0.75%	0.73%
Allowance for loan losses as a percentage of non-performing loans	43.70%	36.70%
Net charge-offs to average loans receivable	0.00%	0.00%

Capital Ratios(4)
Tier 1 leverage ratio
Company	24.98%	24.67%
Bank	17.78%	17.39%
Tier 1 risk-based capital ratio
Company	54.19%	55.25%
Bank	38.62%	39.98%
Total risk-based capital ratio
Company	55.23%	56.24%
Bank	39.66%	39.98%

(1) With the exception of end of period ratios, all ratios are based on average monthly balances during the indicated periods and are annualized where appropriate.
(2)  Average interest rate spread represents the difference between the average yield earned on interest-earning assets and the average rate paid on interest-bearing liabilities. Net interest margin represents net interest income as a percentage of average interest-earning assets.

(3) The efficiency ratio represents the ratio of non-interest expense divided by the sum of net interest income and non-interest income.
(4) Asset quality ratios and capital ratios are end of period ratios, except for net charge-offs to average loans receivable.
(5)  Non-performing assets generally consist of all loans on non-accrual, loans which are 90 days or more past due, and real estate acquired through foreclosure or acceptance of a deed in-lieu of foreclosure. Also includes loans classified as troubled debt restructurings ("TDR") due to being recently restructured and placed on non-accrual in connection with such restructuring. The TDRs in most cases are performing in accordance with their restructured terms. It is the Company's policy to cease accruing interest on all loans which are 90 days or more past due as to interest or principal.

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